Exhibit 99.1
Neurologix Announces Q1 2009 Financial Results
Fort Lee, New Jersey (May 12, 2009) — Neurologix, Inc. (OTCBB: NRGX), a biotechnology company developing innovative gene therapies for the brain and central nervous system, today announced its financial results for the quarter ended March 31, 2009.
For the three months ended March 31, 2009, the Company reported a net loss of $4.9 million, as compared with a net loss of $1.8 million for the same period in 2008. The 2009 net loss includes a $2.8 million charge for the change in estimated fair value of derivative financial instruments related to warrants previously issued in connection with the issuance of Series C and Series D Convertible Preferred Stock. The net loss applicable to common stock for the first quarter of 2009 was $5.6 million, or $0.20 per basic and diluted share, as compared with $2.4 million, or $0.09 per basic and diluted share, for the first quarter of 2008. The net loss applicable to common stock includes charges related to Series C and Series D Convertible Preferred Stock dividends of approximately $0.7 million, or $0.03 per share, for the first quarter of 2009, and approximately $0.6 million, or $0.02 per share, for the first quarter of 2008.
Neurologix held cash and cash equivalents of approximately $16.9 million at March 31, 2009.
John Mordock, President and Chief Executive Officer of Neurologix, noted that these first quarter financial results were consistent with the Company’s expectations. He further commented, “During the first quarter, Neurologix continued to progress in enrolling patients, opening sites and performing surgeries for a Phase 2 clinical study of our experimental gene-transfer treatment for advanced Parkinson’s disease. We plan to enroll 40 subjects across six to eight leading U.S. academic research centers, with completion of the surgeries expected during the second half of 2009.”
The Neurologix Quarterly Report on Form 10-Q, with financial statements and management’s discussion of operations and results, can be found in the “Investors” section of the Company’s website at http://www.neurologix.net.
About Neurologix
Neurologix, Inc. (NRGX.OB) is a clinical-stage biotechnology company dedicated to the discovery, development, and commercialization of life-altering gene transfer therapies for serious disorders of the brain and central nervous system (CNS). Neurologix’s therapeutic approach is built upon the groundbreaking research of its scientific founders and advisors, whose accomplishments have formed the foundation of gene therapy for neurological illnesses. Current programs of the company address such conditions as Parkinson’s disease, Huntington’s chorea and epilepsy, all of which are large markets not adequately served by current therapeutic options. For more information, please visit the Neurologix website at http://www.neurologix.net.
Cautionary Statement Regarding Forward-looking Statements
This news release includes certain statements of the Company that may constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and which are made pursuant to the Private Securities Litigation Reform Act of 1995. These forward-looking statements and other information relating to the Company are based upon the beliefs of management and assumptions made by and information currently available to the Company. Forward-looking statements include statements concerning plans, objectives, goals, strategies, future events, or performance, as well as underlying assumptions and statements that are other than statements of historical fact. When used in this document, the words “expects,” “promises,” “anticipates,” “estimates,” “plans,” “intends,” “projects,” “predicts,” “believes,” “may” or “should,” and similar expressions, are intended to identify forward-looking statements. These statements reflect the current view of the Company’s management with respect to future events. Many factors could cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements that may be expressed or implied by such forward-looking statements, including, but not limited to, the following:

•	The Company is still in the development stage and has not generated any revenues. From inception through March 31, 2009, it incurred net losses and negative cash flows from operating activities of approximately $39.2 million and $29.6 million, respectively. Management believes that the Company will continue to incur net losses and cash flow deficiencies from operating activities for the foreseeable future. Because it may take years to develop, test and obtain regulatory approval for a gene-based therapy product before it can be sold, the Company likely will continue to incur significant losses for the foreseeable future. Accordingly, the Company may never be profitable and, if it does become profitable, may be unable to sustain profitability.

•	At March 31, 2009, the Company had cash and cash equivalents of approximately $16.9 million, which management believes will be sufficient to fund the Company’s operations through at least June 30, 2010. The Company does not know whether additional financing will be available when needed, or if available, will be on acceptable or favorable terms to it or its stockholders.

•	The Company will need to conduct future clinical trials for treatment of Parkinson’s disease using the Company’s NLX technology. If the trials prove unsuccessful, future operations and the potential for profitability will be materially adversely affected and the business may not succeed.

•	There is no assurance as to when, or if, the Company will be able to successfully complete the required preclinical testing of its gene therapy for the treatment of Huntington’s disease to enable it to file an Investigational New Drug Application with the Food and Drug Administration (FDA) for permission to begin a Phase 1 clinical trial or that, if filed, such permission will be granted.

•	There is no assurance as to when, or if, the Company will be able to successfully receive approval from the FDA on its Investigational New Drug Application to commence a Phase 1 clinical trial for the treatment of epilepsy.
Other factors and assumptions not identified above could also cause actual results to differ materially from those set forth in the forward-looking statements. Additional information about factors that could cause results to differ materially from management’s expectations is found in the section entitled “Risk Factors” in the Company’s 2008 Annual Report on Form 10-K. Although the Company believes these assumptions are reasonable, no assurance can be given that they will prove correct. Accordingly, you should not rely upon forward-looking statements as a prediction of actual results. Further, the Company undertakes no obligation to update forward-looking statements after the date they are made or to conform the statements to actual results or changes in the Company’s expectations.
Contact:
Marc Panoff
Chief Financial Officer, Treasurer and Secretary
(201) 592-6451
marcpanoff@neurologix.net
Joan Kureczka
Kureczka/Martin Associates
(415) 821-2413
Jkureczka@comcast.net